City of Buenos Aires, July 2nd, 2013

SCRN PROPERTIES LTDA, Sucursal Argentina

Av. Santa Fe 1592, 4° H

(C1060 ABO) Buenos Aires, Argentina

Att. Sr. Orlando Rionda

Re: Offer of a 2,3 million USD-Linked Loan Agreement

Dear Sirs,

The purpose of this letter is to submit to you an offer of a “USD-Linked Loan Agreement” (the “Offer” and the “Agreement”, respectively) to be entered into by and between SCRN PROPERTIES LTDA, Sucursal Argentina (the “Lender”) and SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA (the “Borrower”, and together with the Lender, the “Parties”).

CAPITALIZED TERMS NOT DEFINED IN THIS OFFER SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE TERMS OF OFFER (AS DEFINED BELOW).

This Offer shall be governed by the terms and conditions:

(1)

This Offer is made in a firm, unconditional and irrevocable way for a period of 5 (five) Business Days and shall be deemed accepted by the Lender if the Lender delivers to the Borrower, within five (5) Business Days as from the receipt of the Offer, an acceptance letter:

(2)	Furthermore, the Offer shall be deemed rejected, if after the term of validity, the Lender does not undertake the physical act referred to in paragraph 1 above.

(3)

Once the Offer is accepted, in accordance with the provisions of paragraph 1 of this Offer, the obligations and rights between the Parties will be regulated in accordance with this Offer and the terms and conditions attached as Annex A hereto (the "Terms of Offer"). The Terms of the Offer have been duly signed in all their pages for the subscribers and are considered for all purposes, part of the Offer.

(4)

Once the Offer is accepted, in accordance with the provisions of paragraph 1, the text of the Offer and the Term of the Offer that are held by the Borrower, shall be valid and binding for both Parties.

Yours sincerely,

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA.

By: /s/Fernando Rodriguez Nielsen

Name: Fernando Rodriguez Nielsen

Title: President

RECEIVED ON JULY 2ND FOR THE SOLE PURPOSE OF ITS ANALYSIS. THE RECEIPT DOES NOT IMPLY ACCEPTANCE-

SCRN PROPERTIES LTDA, Sucursal Argentina

APPENDIX A

TERMS OF OFFER

USD-LINKED LOAN AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and between:

(1)

SCRN PROPERTIES LTD, Sucursal Argentina, an Argentine branch of SCRN Properties Ltd. -a company organised and existing under the laws of British Columbia, Canada- duly registered on January 17th, 2005 before the Public Registry of Commerce of the City of Buenos Aires, under number 79, Book 57, Volume B, of Foreign By- Laws (the “Lender”); and

(2)

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA, a mutual association created in accordance with Argentine Law 20,321, duly organized and existing under the laws of Argentina (the “Borrower”, and together with the Lender, the “Parties”).

WHEREAS:

(i)	The Borrower is a non-profit organization, which its main purpose is to provide economical assistance to its members in accordance with the terms and conditions of its by-laws.

(ii)	The Lender is a junior exploration mining company that owns the Project Pingüino in the province of Santa Cruz, Republic of Argentina.

(iii)	The Lender has recently received a Pesos 12,767,666 capital injection from its parent company (the “Capital Injection”).

(iv)

In connection with the Capital Injection, and in accordance with the Lender’s forecasted exploration expenditure requirements (which are envisioned in US Dollars), the Lender does not need to use all the proceeds thereof on the date hereof.

(v)	The Borrower needs to obtain financing in order to allocate to its corporate purpose activities.

(vi)	In light of the above mentioned, the Borrower has requested to the Lender, and the Lender has agreed, to provide to the Borrower a US-linked financing.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this AGREEMENT, the Parties agree as follows:

SECTION I - DEFINITIONS

1.01 Definitions  Unless otherwise defined in this Agreement, the following terms shall have the following respective meanings:

“Applicable Exchange Rate” means, the exchange rate published by the Banco de la Nación Argentina for dollar bills vendor type at the close of business of the Calculation Date.

“Borrower’s Bank Account” means, Banco Frances, Branch 478 – Empresas Rosario, Account Nbr. 23417; CBU 01704789 2 0000000 234171, CUIT 33-58938649-9.

"Business Day" means, any day in commercial banks are open for business in City of Buenos Aires, Republic of Argentina, other than Saturday or Sunday.

“Calculation Date” means:

(a)

the Business Day prior to any payment to be made by the Borrower in accordance with Section III hereto (“Repayment of Principal and Interests”), or in the event of late payment one of the two following dates that results in a higher Implicit Devaluation Rate: (i) the Business Day prior to the effective date of payment; or (ii) the Business Day prior to the scheduled Payment Date; and

(b)	June 28th, 2013, regarding the disbursement of the Loan to be made by the Lender.

“Default Interests” has the meaning ascribed in Section 3.03 hereto.

“Default Rate” means, 9,3% (nine point three percent) per annum.

“Disbursement Exchange Rate” means US$ 1 / Pesos 5.395, which reflects the Applicable Exchange Rate applicable to the disbursement of the Loan proceeds.

“Implicit Devaluation Rate” means, the implicit devaluation of the Peso against the US Dollar resulting from the relationship between (a) 1 (one) US Dollar converted to Pesos at the Applicable Exchange Rate on each relevant Payment Date –or date of effective payment, as the case may be -; against (b) 1 (one) US Dollar converted to Pesos at the Disbursement Exchange Rate.

“Effective Date” means, the day of acceptance of the Offer.

“Event of Default” means, each of the events or circumstances set out in Section 7 hereto.

“Floor Rate” means, 18,6% (eighteen point six percent) per annum.

“Lender” has the meaning ascribed in the heading of this Agreement.

“Lender’s Bank Account” means, Bank HSBC; Account Nbr.. 0673226497; CBU: 15000176-00006732264978; CUIT: 30–70920119–7.

“Loan” means, the US$-Linked Loan granted by the Lender to the Borrower hereunder.

“Notes” means, the promissory notes provided for in Section 7 hereto.

“Material Adverse Effect” means, a material adverse effect on the business, financial conditions, operations, or properties of the Borrower.

“Payment Date” means, the dates in which the Borrower is required to make a payments of principal, interests and any other amounts due to the Lender hereunder, in accordance with the amortization schedule set forth in Section 3.01.

“Payment Period” means the period starting as from the disbursement date of the Loan until the corresponding Payment Date.

“Pesos” means the lawful currency of the Republic of Argentina.

“US Dollars” or “US$” means the lawful currency of the United States of America.

SECTION II - THE LOAN

2.01 Loan. The Borrower hereby requests and the Lender hereby agrees to make a Loan to the Borrower for an amount of US$ 2,300,000 (US Dollars two million three hundred thousand), subject to and in accordance with the provisions set forth in this Agreement.The funds will be disbursed by the Lender within 2 (two) Business Days from the Effective Date, subject to the compliance by the Borrower of the conditions precedents, by transferring the amount thereof to the Borrower’s Bank Account.

The Parties agree that disbursement will be evidence by the sole credit of the funds into the Borrower’s Bank Account. Notwithstanding this, the Borrower shall promptly upon the receipt of the Loan proceeds (and in any event no more than 2 (two) Business Days thereafter) issue a written document evidencing receipt thereof, in the terms and conditions set forth in Exhibit I hereto.

2.02 Currency. The Loan is made and nominated in US Dollars. Notwithstanding the foregoing:

(a)	Disbursement of the Loan by the Lender shall be made in Pesos, converted at the Disbursement Exchange Rate; and

(b)

Each payment made by the Borrower, including but not limited to principal, interest, penalties and any other sums of money to be payable by the Borrower in connection with this Agreement, shall be made in Pesos, converted at the Applicable Exchange Rate.

2.03 Use of Proceeds. The proceeds of the Loan will be applied by the Borrower to satisfy its corporate purpose activities, in accordance with the Borrower’s By-Laws and the Reglamento de Ayuda Económica Mutual (as approved by Instituto Nacional de Asociativismo y Economía Social (INAES) through Resolution N° 511).

SECTION III – REPAYMENT OF PRINCIPAL AND INTERESTS

3.01 Principal. The Borrower agrees to repay the Loan in 9 (nine) installments, each to be made on each Payment Date, in accordance with the amortization schedule set forth herein:

		Principal Amount
Installment	Payment Date	to be Repaid
1	July 15th , 2013	250,000
2	August 15th , 2013	550,000
3	September 16th , 2013	500,000
4	October 15th , 2013	350,000
5	November 15th , 2013	130,000
6	December 16th , 2013	130,000
7	January 15th, 2014	130,000
8	February 17th, 2014	130,000
9	March 17th, 2014	130,000

3.02 Interests. In the event the Implicit Devaluation Rate accrued on the relevant Payment Period is lower than the Floor Rate, the Borrower shall pay to the Lender on each Payment Date (and together with the principal payable at such Payment Date) an interest on the unpaid principal amount, calculated at a rate equal to (a) the Floor Rate, minus (b) the relevant Implicit Devaluation Rate accrued on such Payment Period.

On the contrary, if the Implicit Devaluation Rate accrued on the relevant Payment Period is equal to or higher than the Floor Rate, the Borrower will not have to pay to the Lender any additional Interests on such Payment Period.

The Floor Rate shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of calendar days (including the first day but excluding the last day) occurring in the relevant Payment Period.

3.03 Default Interests. Upon the occurrence, and continuance of an Event of Default, and in addition to the interest rate to be applied, as provided in Section 3.02, default interests (“Default Interests”) shall accrue on the unpaid principal amount of the Loan at the Default Rate. For avoidance of doubt interests (including Default Interests, if any) shall also be accrued on any interest, fee or other amount to be payable hereunder.

The Borrower hereby accepts and consents that upon an Event of Default, Default Interests (and any other interest payable hereunder) will be capitalized on a monthly basis.

3.04 Method of Payment. The payment of the Loan by the Borrower to the Lender (including any interest thereon and/or any other amount payable by the Borrower hereunder) shall be made by deposit/transfer to the Lender’s Bank Account.

3.05 Allocation Order. Any payment made by the Borrower to the Lender hereunder shall be allocated to service the following concepts, in the following order: 1° fees and expenses reasonably incurred as a result of a default of the Borrower to repay the Loan or any portion thereof when due, 2° Default Interest, 3° interests, as provided in Section 3.02 and 4° principal.

SECTION IV – REPRESENTATION AND WARANTIES

The Borrower hereby represents and warrants to the Lender that:

(a)

The Borrower is a mutual duly organized in accordance with Law 20,321, validly existing and in good standing under the laws of Argentina, duly registered before the INAES (Instituto Nacional de Asociativismo y Economía Social) under Nbr. 165.

(b)

The Borrower has the authority and ability to execute this Agreement and the Notes, to bind itself and to comply with the obligations hereunder. The Borrower has obtained all authorizations or approvals required by the Borrower’s By-Laws, and has obtained any other authorizations that may be required from any other person or entity for the execution of this Agreement, or by any applicable regulation or law.

(c)	This Agreement and the Notes are and represent a legal, valid and binding obligation, enforceable against the Borrower in accordance with the terms thereof.

(d)

The audited balance sheet of the Borrower for the two fiscal years prior to the date hereof, were drawn in accordance with the General Acceptable Accounting Principles (“GAAP”) of Argentina applicable as of such dates, copies of which have been previously furnished to the Lender, and fairly present the Borrower’s financial condition as at such dates, and from such dates there has been no change in condition or operations that could reasonably be expected to have a Material Adverse Effect of the Borrower.

(e)

There is no pending, and, to the best of its knowledge, threatened action or proceeding affecting the Borrower before any competent court, governmental agency or arbitrator, which, if determined adversely, could have a Material Adverse Effect.

(f)

The Borrower has not been declared bankrupt; is not under a general default condition; nor has initiated any bankruptcy proceedings or bankruptcy liquidation or any out-of-court composition agreement with creditors or similar process in a willful or forced way.

(g)

The Borrower has carefully analyzed and evaluated the diverse economic and legal variables, especially in connection to exchange rates, projected devaluation and inflation, as well as the possible modifications bound to occur in the future, either legal or economic.

SECTION V – COVENANTS

The Borrower hereby covenants to the Lender the following:

(a)	To refrain from making a substantial change to the general nature of business and/or the main purpose of the Borrower as stated in its By-Laws.

(b)	To comply in all material respects with all laws to which it may be subject, including but not limited to any and all tax regulations and anti-money laundering regulations.

SECTION VI – EVENTS OF DEFAULT

Each of the events or circumstances set out in this Section 6 is an Event of Default:

(a)	Failure by the Borrower to pay when due any amount under this Agreement.

(b)	Any representation and/or warranty made by the Borrower in this Agreement was not accurate in any material way at the date it was made (except such made under Section IV (f) hereto).

(c)	Any covenant made in Section V herein, by the Borrower hereunder is breached.

(d)	The interruption by the Borrower, temporarily or permanently of its on-going business, or any order or resolution or application for its winding up or dissolution.

(e)	Any event or series of events occurs, which, in the reasonable opinion of the Lender, may have a Material Adverse Effect.

(f)	The adoption or implementation of any law or regulation which has a negative effect in the US Dollar linked structure, as agreed hereunder (including but not limited to a “pesificación”).

(g)	Any indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default.

(h)

The representation and warranty made by the Borrower under Section IV(f) hereunder was not accurate in any material way at the date it was made or ceases to be accurate thereafter during the term of this Agreement.

If an Event of Default with respect to the Borrower has occurred, then default will take place as follows:

(i)

If it is an Event of Default described in Section VI, (a), (d), (f) and (h) herein above, default will occur in an automatic manner by operation of law –without the need of providing any default notice to the Borrower-;

(ii)	If it is an Event of Default described in Section VI, (b), (c), (e) and (g) herein above, default will occur upon written default notice to the Borrower.

Upon the occurrence of default, as established in (i) above, the Lender may, by notice to the Borrower, declare the Loan and all the Notes then outstanding to be immediately due and payable, plus all accrued and unpaid interest thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION VII – PROMISSORY NOTES

As additional evidence of the Borrower’s obligation to repay the Loan principal and any interest thereon, at the Lender’s request the Borrower shall execute and deliver to the Lender, 9 (nine) Notes issued by the Borrower in Spanish, in substantially the form set forth in Exhibit II hereto, together with an English translation thereof, and each for a principal amount equal to each principal installment (as detail in the amortization schedule set forth in Section 3.01), increased in the amount required to cover the stamp tax corresponding to each Note (which shall be at the Borrower’s exclusive cost and expense, and will be paid by the Lender in the event the Lender is required by the tax authorities or if applicable in the event of electing to enforce of the Notes). The Notes shall be duly completed and signed by an attorney-in-fact or agent duly acting on behalf of Borrower, and such signature and capacity shall be duly certified by a notary public.

The execution and delivery by the Borrower of the Notes shall not affect in any way whatsoever the Borrower’s obligations hereunder, neither the Lender’s rights and claims hereunder.

Upon discharge of all the obligations of the Borrower under this Agreement, the Lender shall cancel and return to Borrower the Notes.

The Lender agrees that, notwithstanding any provision of the Notes held by it, it shall not demand payment of any amount under such Notes unless such amount is then due and payable (whether at stated maturity, by acceleration or otherwise) by the Borrower in accordance with the terms of this Agreement.

SECTION VIII – ASSUMPTION OF EXCHANGE RISK

The principal and any other sum owed by the Borrower to the Lender under this Agreement is fixed in US Dollars, this being an essential condition of this Agreement.

The Parties assume the so called “Devaluation Risk” and irrevocably waive the right to invoke the “Unforeseen Acts Theory” (“teoría de la imprevisión”) or any other legal figure allowing the revision of what was agreed or a diminishment or readjustment of the owed amounts.

SECTION IX - VOLUNTARY PREPAYMENTS

The Borrower will not be allowed to make any prepayment under the Loan, either in whole or in part.

SECTION X – CONFIDENTIALITY

10.01 Except as provided in Section 10.02, all information related to this Agreement shall not be disclosed by the Parties to any third party or the public without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.02 The consent required by Section 10.01 shall not apply to a disclosure:

(a)	from the Lender to a potential successor of all or any significant portion of its rights under this Agreement, or to a potential successor by consolidation or merger;

(b)	to an affiliate or representative that has a bona fide need to be informed (but subject to the obligations of confidentiality herein);

(c)

to a governmental agency or to the public where such disclosure is required by applicable law or the rules of any stock exchange, but subject to prior notification to the other Party to enable such Party to seek appropriate protective orders, provided that such prior notification shall not be required for disclosures required by applicable securities law;

(d)

made in connection with litigation or arbitration involving a Party where such disclosure is required by the applicable tribunal or is, on the advice of counsel for such Party, necessary for the prosecution of the case, but subject to prior notification to the other Party to enable such Party to seek appropriate protective orders.

SECTION XI – INDEMNITY

The Borrower hereby agrees to indemnify and hold the Lender harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented costs and expenses incurred by or asserted or awarded against the Lender, insofar as such claims, liabilities, losses, damages or expenses arise out of or result from (a) any actual or proposed use by the Borrower of the proceeds of the Loan or breach by the Borrower of the terms of this Agreement or (b) any investigation, litigation, arbitration or other proceeding whether or not the Borrower and/or the Lender is a party thereto, relating to the foregoing.

The provisions of this Section 11 shall survive termination of this Agreement and the repayment of the Loan.

SECTION XII – TAXES

Any and all taxes and fees incurred in connection with or as a result of this Agreement shall be exclusively borne by the Borrower, except for (a) the taxes that levy Lender’s own profits or assets; and (b) stamp taxes levied on this Agreement, if any, which –if applicable- shall be borne exclusively by Lender.

SECTION XIII- NOTICES

All notices and other required communications between the Parties shall be in writing, in English language, and shall be addressed respectively as follows:

if to the Lender:

SCRN PROPERTIES LTD, Sucursal Argentina
Av. Santa Fe 1592, 4° H
(C1060 ABO) Buenos Aires, Argentina

Att. Sr. Orlando Rionda
Facsimile: 54 11 5235 0235
Email: orionda@yahoo.com

with a copy, which shall not constitute notice, to:

HOLT Abogados
Av. Santa Fe 1592, 4° H
(C1060 ABO) Buenos Aires, Argentina

Att. Florencia Heredia / Matías Olcese
Facsimile: 54 11 5235 0235
Email: fheredia@holtlegal.com.ar / molcese@holtlegal.com.ar

if to the Borrower:

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA
25 de Mayo 878
Correa; Province of Santa Fe (2506)

Att. Sr. Fernando Rodríguez Nielsen
Facsimile:
Email: fernandonielsen@ciudad.com.ar

Any Party may modify its domicile to another domicile located in their respective Province, in which case it shall provide due notice to the other Party at least 5 (five) Business Days prior to the date on which such change of domicile becomes effective.

SECTION XIV - JURISDICTION

14.01 Applicable Law. The Agreement will be governed pursuant to the laws of Argentina.

14.02 Jurisdiction. Any controversy arising in relation to the Agreement will be subject to the ordinary commercial jurisdiction of national commercial courts in the Autonomous City of Buenos Aires.

Exhibit I

Receipt Form

City of [__], [__], 2013

SCRN PROPERTIES LTD, Sucursal Argentina

Av. Santa Fe 1592, 4° H

(C1060 ABO) Buenos Aires, Argentina

Att. Sr. Orlando Rionda

Re: USD-Linked Loan Agreement

Dear Sirs,

Reference is made to the loan agreement dated July 2nd, 2013, entered into by and between

SCRN PROPERTIES LTD, Sucursal Argentina (as lender) and SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA (as borrower) (the “Loan Agreement”). Capitalized terms used in this receipt but not defined herein, have the meanings ascribed to such terms in the Loan Agreement.

We hereby acknowledge receipt of the amount of Pesos [__] (equivalent to US Dollars 2,300,000, converted at the Disbursement Exchange Rate), as transferred to the Borrower’s Bank Account at Banco Frances, Branch 478 – Empresas Rosario, Account Nbr. 23417; CBU 01704789 2 0000000 234171, CUIT 33-58938649-9.

Yours sincerely,

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA.

By: _______________________________

Name: ____________________________

Title: _____________________________

Exhibit II

Promissory Notes Form

PAGARÉ

Dólares Estadounidenses [____]	[City ___], Argentina

[__] de [_____] de 2013

               POR VALOR RECIBIDO, NOSOTROS, SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA (el “Prestatario”), por el presente incondicionalmente prometemos pagar, y pagaremos, A LA VISTA, a la orden de SCRN PROPERTIES LTDA, Sucursal Argentina (el “Prestamista”) la suma de capital de [_____________] de Dólares de los Estados Unidos de América (US Dólares [_________]), con más los intereses devengados por dicho capital desde la fecha del presente hasta la presentación y efectivo pago del presente Pagaré a la tasa de interés del [__]% anual, pago que efectuaremos en moneda de curso legal y forzoso de Estados Unidos de América, en fondos inmediatamente disponibles por el Prestamista, mediante acreditación en cuenta la cuenta [______].

               En caso y a partir de falta de pago a la fecha de presentación de este Pagaré, el monto adeudado bajo el presente devengará un interés punitorio adicional del [__]% ([___] por ciento) anual hasta la fecha del efectivo pago.

               Se deja ampliado el plazo para la presentación de este Pagaré para su pago a 5 (cinco) años desde la fecha del libramiento del presente.

               Todos los impuestos y costos relacionados con dichas operaciones serán soportados por el Prestatario. El presente Pagaré sólo se considerará pagado cuando el tenedor reciba en el lugar de pago previsto en el presente la suma de Dólares Estadounidenses billete arriba señalada. El Prestatario renuncia en forma incondicional e irrevocable a invocar la teoría de la imprevisión y onerosidad sobreviniente (Artículo 1198, párrafo segundo, del Código Civil de la República Argentina).

               Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, tasas, gastos, derechos, y/o retenciones, presentes o futuros, de cualquier naturaleza o tipo, sean éstos de jurisdicción nacional o provincial de la República Argentina, o impuestos cobrados por cualquier autoridad impositiva de la República Argentina. En caso de ser aplicable algún impuesto, tasa, cargo, gasto, derecho y/o retención de la índole mencionada, éste será pagado exclusivamente por el Prestatario.

               En el supuesto que este Pagaré o cualquiera de sus cláusulas no fueren considerados un pagaré bajo los términos del Decreto-Ley 5965/63 o aptas para ser contenidas en un pagaré, respectivamente, el Pagaré o la cláusula en cuestión, según corresponda, serán considerados reconocimiento de deuda efectuado por el Prestatario, que trae aparejada su ejecución. Para tales efectos (y en concordancia con el artículo 523, inciso 2do. del Código Procesal Civil y Comercial de la Nación), el presente es suscripto por el Prestatario ante un escribano público debidamente matriculado, el cual certifica la firma del Prestatario, como así también sus facultades para otorgar el presente.

               La ley aplicable al presente Pagaré será la de la República Argentina. A todos los efectos legales derivados del mismo, el Prestatario se somete irrevocable, firme e incondicionalmente a la jurisdicción y competencia de los Tribunales Ordinarios en lo Comercial de la Ciudad Autónoma de Buenos Aires, renunciando a cualquier otro fuero o jurisdicción que le pudiera corresponder.

               A efectos de la notificación de cualquier acción o reclamo iniciado por el tenedor contra el Prestatario con motivo de este Pagaré, su validez, interpretación, cumplimiento y/o incumplimiento, y para cualesquiera otros efectos derivados de este Pagaré, el Prestatario constituye domicilio en 25 de Mayo 878,Correa; Provincia de Santa Fe (2506), República Argentina.

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA

_________________________________________________

Nombre: __________________________________________

Cargo: ___________________________________________

[CERTIFICACIÓN DE FIRMA Y PERSONER¥A POR ESCRIBANO PÚBLICO]

English Translation Of The Promissory Notes Form

PROMISSORY NOTE

U.S. Dollars [____]	[City ___], Argentina

[__] de [_____] de 2013

               FOR VALUE RECEIVED, WE, SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA (the “Borrower”), hereby unconditionally commit to pay, and will pay, ON DEMAND, to SCRN PROPERTIES LTD, Sucursal Argentina (the "Lender") the principal amount of United States Dollars [_____________] (US Dollars [_________]), plus interest accrued on principal amount hereof from the date hereof until the date of presentation and effective payment of this Promissory Note, at the rate of [ ___%] per annum, payment that we will made in lawful currency of the United States of America and in immediately available funds by credit to account No. [______].

               In the event, and as from the default in payment at the presentation of this Promissory Note, the amount owed hereunder shall bear an additional punitive interest of [__]% ([___] percent) per annum until the date of effective payment.

               The term for presentation of this Promissory Note for its payment is hereby extended to 5 (five) years as from the date of issuance of the present.

               All taxes and expenses in relation with such operations shall be borne by the Borrower. This Promissory Note shall be deemed paid only when the holder receives in the place of payment provided herein the abovementioned sum of United States Dollars bills. The Borrower hereby unconditionally and irrevocably waives the right to invoke the unforeseen acts theory (Article 1198, second paragraph, of the Civil Code of the Republic of Argentina).

               All sums due under this Promissory Note shall be paid free and without deductions for taxes, fees, expenses, costs, rights, and/or withholdings, present or future, of any nature or kind, be they national or provincial jurisdiction of the Republic of Argentina, or taxes imposed by any taxing authority of the Republic Argentina. In the event that there is any applicable tax, fee, charge, cost, right and/or withholding of the kind referred to herein, such will be paid solely by the Borrower.

               In the event that this Promissory Note or any of its sections can not be considered a promissory note under the terms of Decree-Law 5965/63, or suitable to be contained in a promissory note, respectively, the Promissory Note or the Section in question, as applicable, shall be considered acknowledgment of debt made by the Borrower, which entails its enforcement. For this purpose (and in accordance with Section 523, second subsection of the Procedural Civil and Commercial Code of the Nation), the present is signed by the Borrower before a notary public duly registered, which certifies the signature of the Borrower, as well as its faculties to execute the present.

               The applicable law to this Promissory Note shall be that of the Republic of Argentina. For all legal purposes derived thereof, the Borrower irrevocably and unconditionally submits to the jurisdiction of the Commercial Ordinary Courts of the Autonomous City of Buenos Aires, waiving any other jurisdiction that may correspond.

               For the purposes of notification of any action or claim brought by the holder against the Borrower by reason of this Promissory Note, its validity, interpretation, performance and/or noncompliance, and to any other effect of this Promissory Note, the Borrower constitutes domicile at 25 de Mayo 878,Correa; Province of Santa Fe (2506), Republic of Argentina.

SOCIEDAD ITALIANA DE SOCORROS MUTUOS Y PROTECCIÓN FAMILIA ITALIANA DE CORREA

__________________________________________________

Name: __________________________________

LegaL Capacity: ___________________________________________________